     WAIVER AND SEVENTH AMENDMENT, dated as of December 29, 1995 (this "Waiver and Amendment"), to the Loan and Security Agreement, dated as of December 15, 1993 (as heretofore amended, supplemented or otherwise modified, the "Loan Agreement"), between BankAmerica Business Credit, Inc. (the "Lender") and Grossman's Inc. (the "Borrower").


                      W I T N E S S E T H :


     WHEREAS, the Lender and the Borrower are parties to the Loan
Agreement;

     WHEREAS, the Borrower has requested that the Lender amend the Loan Agreement in certain respects and waive compliance with certain provisions contained therein; and

     WHEREAS, the Lender is willing to agree to such amendment and waiver but only on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

     Section 1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the respective meanings ascribed thereto in the Loan Agreement.

     Section 2.  Amendment of Loan Agreement and Letter of Credit
Agreement. The Loan Agreement and Letter of Credit Agreement shall be, and upon the fulfillment of the conditions set forth in
Section 7 hereof are, amended as follows:

          2.1  Section 1.1 of the Loan Agreement (Defined Terms)
is hereby amended by:

          (a)  deleting in its entirety the definition "Adjusted
Tangible Net Worth" and substituting therefor the following:

          "'Adjusted Tangible Net Worth' means, at any date:
     (a) the book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves as determined in accordance with GAAP) at which the Adjusted Tangible Assets would be shown on a balance sheet of the Borrower and its Subsidiaries on a consolidated basis at such date prepared in accordance with GAAP: less (b) the amount at which the Borrower's and its Subsidiaries' liabilities on a consolidated basis would be shown on such balance sheet; provided, that "Adjusted Tangible Net Worth" shall exclude (i) the effect of the establishment (or reversal) after December 15, 1993 of a minimum pension liability in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 87, (ii) any net gain or loss from the sale after the effective date of the Waiver and Seventh Amendment of any assets of the Borrower (other than Inventory in the ordinary course of business), (iii) the effect of any store closing charges taken or incurred by the Borrower with respect to the closing of any of its stores after the effective date of the Waiver and Seventh Amendment and on or before March 31, 1997, (iv) any discount of the promissory note issued by Kmart described in Section 6 of the Waiver and Seventh Amendment and (v) the severance costs relating to the termination of employees of the Borrower employed at the Borrowers headquarters."

          (b)  deleting in its entirety the definition
"Applicable Percent" and substituting therefor the following:

          "'Applicable Percent' shall mean fifty percent (50%); provided, that if the Borrower shall satisfy in full the terms and conditions set forth in Section 6 of the Waiver and Seventh Amendment, "Applicable Percent" shall mean fifty-five percent (55%) unless and until the Borrower shall notify the Lender in writing that the "Applicable Percent" shall no longer be fifty-five percent (55%), in which case the Applicable Percent shall mean fifty percent (50%)."

          (c)  deleting in its entirety the definition
"Availability" and substituting therefor the following:

          "'Availability' means:

          (a)  the lesser at any point in time of:
     (i) $75,000,000 or (ii) the sum of (A) fifty percent (50%) of the Net Amount of Eligible Accounts of the Borrower plus
     (B) an amount equal to the Applicable Percent of the value of Eligible Inventory of the Borrower, calculated in accordance with GAAP at the lower of average cost (determined in accordance with the Borrower's accounting practices) or market value plus (C) an amount equal to fifty percent (50%) of the undrawn amount of all Letters of Credit issued to secure the payment by the Borrower of the purchase price of inventory purchased by the Borrower in the ordinary course of its business, minus

          (b) the sum of: (i) the unpaid principal balance of Revolving Loans at that time plus the amount, if any, of
     (A) amounts drawn under the Letters of Credit to the extent not already included in the Revolving Loans, and (B) the undrawn amount of all Letters of Credit plus (ii) reserves, in the Lender's sole discretion, for accrued interest on the Revolving Loans plus (iii) subject to the provisions of
     Section 6.2(b), reserves with respect to rent payments due and owing by the Borrower relating to premises leased by the Borrower for which a landlord's waiver, in form and substance satisfactory to the Lender, has not been obtained plus (iv) reserves for rebates due the Borrower on Inventory purchases made by the Borrower and reserves for shrinkage of Inventory (in each instance in this clause (iv) to the extent not reflected in the valuation of such Inventory as provided in clause (a)(ii)(B) above) plus (v) reserves in the Lenders sole discretion with respect to any individual store of the Borrower in the event that operating losses (before allocation of selling, general and administrative expenses of the Borrower) for any such store exceed $250,000 plus (vi) in the event that the Applicable Percent is fifty-five percent (55%) and only so long as such percentage is fifty-five percent (55%), in the Lenders sole discretion
     (A) reserves with respect to sales of those stores described on Schedule 6 to the Waiver and Seventh Amendment in an amount equal to 50% of the excess of (x) the aggregate Net Cash Proceeds generated from sales of such stores over (y) $4,000,000 and (B) reserves in the event that the Borrower accepts in full payment of the promissory note issued by

     Kmart to be pledged to the Lender under Section 6 of the Waiver and Seventh Amendment less than the full outstanding principal amount thereof plus (vii) all other reserves which the Lender in its sole discretion (exercised in good faith) deems necessary or desirable to maintain with respect to the Borrower's account, including, without limitation, any amounts which the Lender may be obligated to pay in the future for the account of the Borrower."

          (d) deleting in their entirety the definitions "Bank of Boston Letter of Credit" and "Insurance Company Letters of
Credit".

          (e) adding the phrase "the acquisition of" immediately after the words "in respect of the cost of" in the definition
"Capital Expenditures".

          (f) adding the following definition in the correct alphabetical order:

          "'Waiver and Seventh Amendment' means that certain
     Waiver and Seventh Amendment, dated as of December 29, 1995, between the Borrower and the Lender."

          2.2 Section 2.3 of the Loan Agreement (Letters of Credit) is hereby amended by deleting that portion of clause (a) of the third sentence thereof commencing with the phrase "the sum of (i)" and substituting therefor the amount "$15,000,000".

          2.3  Section 3.1 of the Loan Agreement (Interest) is
hereby amended by:

          (a) deleting the phrase "one percent (1.00%)" in the first sentence of paragraph (a) thereof and substituting therefor the phrase "one and three-quarters percent (1-3/4%)".

          (b) deleting the phrase "three percent (3.00%)" in the second sentence of paragraph (a) thereof and substituting therefor the phrase "three and three-quarters percent (3-3/4%)".

          2.4  Section 6.10 of the Loan Agreement (Collection of
Accounts; Payments) is hereby amended by:

          (a) adding the following sentence immediately after the second sentence of clause (a) thereof:

          "Notwithstanding anything herein to the contrary, the Lender may deliver any such notice to the bank at any time in the Lender's sole discretion (whether or not an Event or Event of Default has occurred or is continuing).

          (b) deleting the phrase "during the continuance of an Event of Default" in the penultimate sentence of clause (a) thereof and substituting therefor the following:

          "in the Lender's sole discretion (whether or not an Event or an Event of Default has occurred or is continuing)".

          2.5  Section 6.15 of the Loan Agreement (Power of
Attorney) is hereby amended by deleting the phrase "during the continuance of an Event or an Event of Default" in clause (i) of paragraph (a) thereof.

          2.6  Section 7.2 of the Loan Agreement (Financial
Information) is hereby amended by adding the following paragraphs
(l) and (m) thereto:

          "(l) As soon as available, but in any event not later than 45 days after the close of each fiscal quarter of the Borrower, a report detailing for the fiscal quarter just ended and for the period from the beginning of the Fiscal Year to the end of such fiscal quarter the cash and Net Cash Proceeds generated by the Borrower from its asset sales and the cash store closing expenses of the Borrower.

          (m) As soon as available, but in any event not later than 45 days after the close of each fiscal quarter of the Borrower, operating profit and loss statements for each store of the Borrower."

          2.7  Section 9.18 of the Loan Agreement (Capital
Expenditures) is hereby amended by deleting in its entirety the penultimate paragraph thereof.

          2.8  Section 9.20 of the Loan Agreement (Minimum
Interest Coverage) is hereby amended by deleting such Section in its entirety and substituting therefor the following:

          "9.20   Minimum Interest Coverage.  The Borrower shall
     not permit the ratio (the "Interest Coverage Ratio") of
     (a) Adjusted Net Earnings from Operations for any period specified below plus interest expense of the Borrower and its Subsidiaries for such period and provision for income taxes of the Borrower and its Subsidiaries for such period plus depreciation and amortization expense of the Borrower and its Subsidiaries for such period to (b) interest expense of the Borrower and its Subsidiaries for such period to be less than the ratio set forth opposite any such period:


               Period                             Ratio
     Second fiscal quarter of 1996 Fiscal Year    2.85/1

     Third fiscal quarter of 1996 Fiscal Year     3.20/1

     Fourth fiscal quarter of 1996 Fiscal Year    2.75/1"


          2.9  Section 9.21 of the Loan Agreement (Adjusted
Tangible Net Worth) is hereby amended by deleting such Section in its entirety and substituting therefor the following:

          "9.21   Adjusted Tangible Net Worth.  The Borrower
     shall not permit Adjusted Tangible Net Worth to be less than the following amounts on any of the following respective dates:


               Date                               Amount
          Last day of first fiscal quarter
          of 1996 Fiscal Year                     $86,000,000

          Last day of second fiscal quarter
          of 1996 Fiscal Year                     $88,000,000

          Last day of third fiscal quarter of
          1996 Fiscal Year                        $91,000,000

          Last day of 1996 Fiscal Year            $93,000,000

          Last day of first fiscal quarter of
          1997 Fiscal Year and each fiscal quarter
          thereafter                              $86,000,000"


          2.10  Section 9.22 of the Loan Agreement (Fixed
Maturity Coverage) is hereby amended by deleting the ratio
"1.3/1" opposite the phrase "1996 Fiscal Year and each Fiscal
Year thereafter" in the chart therein contained and substituting therefor the ratio "1.1/1".

          2.11  New Sections 9.24 and 9.25 are added to the Loan
Agreement and read as follows:

          "9.24 Sufficient Cash From Asset Sales. The Borrower shall generate sufficient cash (as reasonably determined by the Lender) from the sale of its assets out of the ordinary course of business in order to timely pay all of its cash store closing expenses.

          9.25 Proceeds of Store Sales and Note. Without limitation of any obligation of the Borrower contained elsewhere in any Loan Document to remit Proceeds and other payments arising from the sale or other disposition of its property, the Borrower agrees to promptly remit (and in any event within two Business Days after its receipt thereof) to the Lender to be applied to the payment of the Obligations
     (x) all Net Cash Proceeds derived from the sale or other disposition of any stores described on Schedule 6 to the Waiver and Seventh Amendment which constitute Collateral and
     (y) all payments received by the Borrower on or with respect to the promissory note issued by Kmart described in Section 6 of the Waiver and Seventh Amendment if such promissory note constitutes Collateral."

          2.12 Section 10.16 of the Loan Agreement (Collection Account) is hereby amended by deleting the phrase "after an Event has occurred" contained therein and substituting therefor the phrase "in the Lender's sole discretion (whether or not an Event or Event of Default has occurred or is continuing)".

          2.13  Section 12.1 of the Loan Agreement (Term and
Termination) is hereby amended by deleting the phrase "the third anniversary of the Closing Date" and substituting therefor the date "April 30, 1997".

          2.14  Section 13.10 of the Loan Agreement (Fees and
Expenses) is hereby amended by deleting the amount "$500" in clause (f) thereof and substituting therefor the amount "$575".

          2.15 Section 8 of the Letter of Credit Agreement is hereby amended by deleting the phrase "one and one-quarter percent (1.25%)" in the first sentence thereof and substituting therefor the phrase "one and three-quarters percent (1-3/4%)".

          Section 3. Representations and Warranties. To induce the Lender to enter into this Waiver and Amendment, the Borrower hereby represents and warrants to the Lender as follows, with the same effect as if such representations and warranties were set forth in the Loan Agreement:

          (a) The Borrower has the corporate power and authority to enter into this Waiver and Amendment and has taken or will take all corporate action required to authorize or ratify its execution and delivery of this Waiver and Amendment and its performance of the Loan Agreement and Letter of Credit Agreement, as amended hereby (as so amended, the "Amended Agreements").
This Waiver and Amendment has been duly executed and delivered by the Borrower and the Amended Agreements constitute the valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms. The execution, delivery and performance by the Borrower of this Waiver and Amendment and the Amended Agreements will not violate the Borrower's certificate of incorporation or by-laws or any agreement or legal requirement binding on the Borrower.

          (b) On the date hereof and after giving effect to the terms of this Waiver and Amendment, (i) the Loan Agreement and the other Loan Documents are in full force and effect and constitute the Borrower's binding obligations, enforceable against the Borrower in accordance with their respective terms;
(ii) no Event or Event of Default has occurred and is continuing; and (iii) the Borrower does not have any defense to or setoff, counterclaim or claim against payment of the Obligations and enforcement of the Loan Documents based upon a fact or circumstance existing or occurring on or prior to the date hereof.

          Section 4. Waiver. Subject to fulfillment of the conditions set forth in Section 7 hereof, the Lender hereby waives compliance with (i) Section 9.21 (Adjusted Tangible Net Worth) of the Loan Agreement for December 31, 1995,
(ii) Sections 9.20 (Minimum Interest Coverage) and 9.22 (Fixed Maturity Coverage) of the Loan Agreement for the Fiscal Year ended December 31, 1995, (iii) paragraph (q) of Section 11.1 (Events of Default) of the Loan Agreement and (iv) paragraph (p) of Section 11.1 (Events of Default) of the Loan Agreement with respect to Project-Pro's, Inc. so long as the aggregate amount of debts of such Subsidiary Guaranteed by the Borrower shall not at any time exceed $2,500,000.

          Section 5. Forbearance. Subject to fulfillment of the conditions set forth in Section 7 hereof and the provisions of this Section 5, the Lender hereby agrees that it shall not on or before April 30, 1997 exercise any rights or remedies which are available to the Lender solely as a result of the occurrence of an Event of Default under Section 11.1(e) of the Loan Agreement arising from the failure of the Borrower to repay in full on January 1, 1996 the Borrower's 14% debentures due January 1, 1996, but only if (x) neither any holder of such debentures nor the trustee therefor shall (A) obtain any judgments or other judicial remedies or relief against the Borrower or any of its properties or (B) commence the exercise of any rights or remedies to attach or otherwise obtain any interest in any property of the Borrower and (y) no Person or Persons (other than Chemical Bank) to whom the Borrower owes indebtedness or other obligations (including, without limitation, lease obligations) of $2,000,000 or more in the aggregate for all such Persons shall have obtained any judgments or other judicial remedies or relief against the Borrower or any of its properties, in each instance under clauses
(x) and (y) above, as a result, directly or indirectly (including, without limitation, by virtue of cross-default provisions), of such failure of the Borrower to repay such debentures on their scheduled maturity. The foregoing shall not constitute a waiver of such Event of Default or of the Lenders rights and remedies with respect to such Event of Default nor of any other Event of Default that may occur (including, without limitation, under Section 11.1(e) of the Loan Agreement) nor shall the foregoing constitute a forbearance of any of the Lenders rights and remedies for any other Event of Default which may arise with respect to or as a result of such debentures (including, without limitation, any failure to timely make any payments of principal on the debentures if the payment due January 1, 1996 is extended or deferred to one or more later dates or the filing of any involuntary petition or the commencement of an action or other proceeding against the Borrower otherwise seeking relief under any bankruptcy or insolvency law).

          The Borrower agrees that (i) it shall not, directly or indirectly, amend, modify, supplement or waive compliance with (or consent to any of the foregoing) any provision of the Borrowers 14% debentures due January 1, 1996 (including, without limitation, any modification of the payment terms thereof) or the indenture related thereto without the prior written consent of the Lender in each instance and (ii) the failure to comply with clause (i) of this sentence shall constitute an Event of Default and shall invalidate and terminate the forbearance of the exercise by the Lender of rights and remedies as provided in the first sentence of this Section 5.

          Section 6. Additional Collateral. In addition to the conditions set forth in Section 7 hereof, as a condition to the Applicable Percent becoming fifty-five percent (55%) as contemplated in Section 2.1(b) hereof the Borrower shall obtain the written consent of the Lender thereto and shall satify the following:

          (a) The Borrower shall duly execute and deliver to the Lender mortgages or deeds of trust (each such mortgage or deed of trust, as it may be amended, modified or supplemented from time to time in accordance with its terms, a "Mortgage") in respect of real property owned by the Borrower set forth on Schedule 6 hereto (such real property, the "Mortgage Collateral") so as to create in the Lender's favor, upon recordation thereof, a valid, perfected and enforceable first priority mortgage and lien on the Mortgage Collateral and all improvements thereon or therein, such Mortgages to be in form and substance satisfactory to the Lender.

          (b) The Borrower shall cause the Mortgages to be duly recorded in the appropriate recording office or offices and shall pay all fees and taxes payable in connection therewith.

          (c) The Borrower shall furnish to the Lender, at the Borrower's expense, one or more policies of mortgagee title insurance, in form, substance and amount satisfactory to the Lender, insuring that each of the Mortgages is a valid and perfected first priority mortgage and lien in favor of the Lender on the interest of the Borrower in the real property and improvements described therein, and that the Borrower has good and marketable title thereto, issued by a title insurance company reasonably satisfactory to the Lender, together with satisfactory evidence that all title insurance premiums therefor have been fully paid. The Borrower shall furnish to the Lender certified surveys of real property and such legal opinions, environmental questionnaires, certificates, agreements and documents as the Lender may reasonably request with respect to the Mortgages and the Mortgage Collateral. The Borrower shall additionally provide to the Lender with respect to any real property to be subject to a Mortgage on or prior to the taking of such Mortgage such appraisals of such real property as shall be requested by the Lender or required under applicable law, including, without limitation, the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended (FIRREA).

          (d) The Borrower shall duly execute and deliver to the Lender a pledge agreement, in form and substance satisfactory to the Lender, pursuant to which the Borrower shall grant to the Lender a valid, perfected and enforceable first priority security interest in the promissory note dated September 26, 1995 by Kmart to the order of the Borrower in the original principal amount of $15,800,000. The Borrower shall deliver such promissory note to the Lender duly endorsed to the order of the Lender in a manner satisfactory to the Lender. The Borrower shall furnish to the Lender such legal opinions, agreements and documents with respect to such pledge agreement and promissory note as the Lender may reasonably request.

          (e) The Lender shall receive any and all consents and approvals, in form and substance satisfactory to the Lender, as are necessary to permit the granting of the first priority perfected security interests and liens contemplated under this
Section 6 or to avoid the occurrence of a default under any agreement or document to which the Borrower is a party or by which it or any of its properties may be bound, including, without limitation, the Borrowers 14% debentures due January 1, 1996.

          Section 7. Effectiveness. This Waiver and Amendment shall be effective upon fulfillment of the following conditions:


          (a) the receipt by the Lender of a counterpart hereof duly executed by the Borrower; and

          (b) the receipt by the Lender of a waiver and amendment fee in the amount of $150,000.

          Section 8. Limited Effect. This Waiver and Amendment shall be limited solely to the matters expressly set forth herein and shall not (a) constitute an amendment or waiver of any other term or condition of the Loan Agreement or of any instrument or agreement referred to therein or (b) subject to Section 5 hereof, prejudice any right or rights which the Lender may now have or may have in the future under or in connection with the Loan Agreement or any instrument or agreement referred to therein. Except as expressly waived or amended hereby, all of the covenants and provisions of the Loan Agreement and the Letter of Credit Agreement are and shall continue to be in full force and effect.

          Section 9.  GOVERNING LAW.  THIS WAIVER AND AMENDMENT
SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE
WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

          Section 10. Counterparts. This Waiver and Amendment may be executed by the parties hereto in any number of separate counterparts, each of which shall be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

                              BANKAMERICA BUSINESS CREDIT, INC.


                              By:  ____________________________
                                   Name:
                                   Title:


                              GROSSMAN'S INC.


                              By:  ____________________________
                                   Name:
                                   Title: